EXHIBIT 99.1

Joint Filer Information

Name of Joint Filer:	Argentia Private Investments Inc.

Address of Joint Filer:	C/O Public Sector Pension Investment Board
1250 René Lévesque Boulevard West, Suite 900
Montréal, Québec H3B 4W8

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Noodles & Company [NDLS]

Date of Event Requiring Statement	06/27/2013
(Month/Day/Year):

Designated Filer:	Public Sector Pension Investment Board

Dated:  _June 27, 2013________

Signature:

Argentia Private Investments Inc.

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	Vice-President

By:	/s/ Frédéric Despar
	Name:	Frédéric Despar
	Title:	Vice-President